Burton Hills VI

AmSurg Corp.

AMENDMENT #3

THIS THIRD AMENDMENT TO LEASE AGREEMENT, entered into this 13th day of October, 2013 by and between Burton 6, LLC as Landlord and AmSurg Corp, as Tenant.

WHEREAS, Tenant entered into a Lease Agreement (the “Lease”) dated December 27, 2012, for the use of a 109,751 rentable square feet of office space and has previously amended the Lease by the First Amendment dated 2-15-2013 and the Second Amendment dated 4-11-2013, and

WHEREAS, Landlord and Tenant desire to further amend the Lease pursuant to terms and conditions as outlined below;

NOW, THEREFORE, in consideration of rental payments as stipulated below, and other mutual covenants, it is agreed and understood between the parties that said Lease be amended as follows:

1.      Plaza Improvements: Landlord shall add to the scope of the Landlord’s work the addition of the Plaza areas as detailed on the plans and Tenant agrees to pay $37,782 from its allowance for these Plaza areas.

2.      Added Storage and Rental Rate: Landlord shall pour an added concrete slab to create the addition of a storage area for the sole use of Tenant and a maintenance office area. For this added space, Tenant shall pay additional rent of $16,560 for the first lease year and the Rent Schedule shall be revised per the attached Schedule.

Agreed to as of the date written above.

Tenant:	Landlord:
Approved and Accepted:
Amsurg Corp.	Burton 6, LLC
By: /s/ Claire M. Gulmi	By: Eakin Properties, LLC
By: /s/ John W. Eakin
Its: CFO	Its: Manager

AmSurg New Rent Schedule

Year	New Annual Rent	New Monthly Rent
1	$2,293,893.25	$191,157.77
2	$2,337,477.22	$194,789.77
3	$2,381,889.29	$198,490.77
4	$2,427,145.19	$202,262.10
5	$2,473,260.94	$206,105.08
6	$2,520,252.90	$210,021.08
7	$2,568,137.71	$214,011.48
8	$2,616,932.32	$218,077.69
9	$2,666,654.04	$222,221.17
10	$2,717,320.46	$226,443.37
11	$2,768,949.55	$230,745.80
12	$2,821,559.59	$235,129.97
13	$2,875,169.23	$239,597.44
14	$2,929,797.44	$244,149.79
15	$2,985,463.59	$248,788.63